Exhibit 4.1

SUPPLEMENTAL INDENTURE (this “SUPPLEMENTAL INDENTURE”), dated as of March 9, 2007, among Consolidated Container Company LLC, a Delaware limited liability company (the “COMPANY”), Consolidated Container Capital, Inc. (“CAPITAL,” and together with the Company, the “ISSUERS”), each of the Subsidiary Guarantors that is a party hereto (the “SUBSIDIARY GUARANTORS”) and The Bank of New York, a New York banking corporation, as trustee under the indenture referred to below (the “TRUSTEE”).

W I T N E S S E T H

WHEREAS, the Issuers have heretofore executed and delivered to the Trustee an indenture dated as of May 20, 2004, among the Issuers, the Subsidiary Guarantors and the Trustee (the “INDENTURE”) providing for the issuance of an aggregate principal amount of up to $257,000,000 of 10 3/4% Senior Secured Discount Notes due 2009 (the “NOTES”);

WHEREAS, the Issuers have, among other things, (i) solicited consents from the holders of the Notes to certain proposed amendments to the Indenture, (ii) solicited consents from the holders of the Notes to release and terminate all liens on the collateral securing the Notes and (iii) made a tender offer for the Notes (the “TENDER OFFER”), in each case, in accordance with the terms of an Offer to Purchase and Consent Solicitation Statement dated February 23, 2007 and a Supplement dated March 8, 2007 (as supplemented, the “SOLICITATION STATEMENT”);

WHEREAS, Section 9.02 of the Indenture provides that the Issuers and the Trustee may, with the written consent of the Holders of at least a majority in principal amount of the Notes at the time outstanding, enter into a indenture supplemental to the Indenture for the purpose of amending the Indenture;

WHEREAS, the Issuers have received and delivered to the Trustee consents from at least 66 2/3% in principal amount at maturity of the Notes outstanding to effect the amendments with respect to the collateral and security provisions of the Indenture set forth herein;

WHEREAS, the Issuers have received and delivered to the Trustee consents from at least a majority in principal amount at maturity of the Notes outstanding to effect all other amendments to the Indenture set forth herein;

WHEREAS, this Supplemental Indenture incorporates the amendments to which the Holders of the Notes have consented;

WHEREAS, the Issuers have been authorized by their respective Managers or Board of Directors, as applicable, to enter into and perform this Supplemental Indenture; and

WHEREAS, all other acts and proceedings required by law, the Indenture, the certificate of formation, the operating agreement, the certificate of incorporation and bylaws of each Issuer,

as applicable, to make this Supplemental Indenture a valid and binding agreement for the purposes expressed herein, in accordance with its terms, have been duly done and performed;

NOW, THEREFORE, in consideration of the premises and the covenants and agreements contained herein, and for other good and valuable consideration the receipt of which is hereby acknowledged, and for the equal and proportionate benefit of the holders of the Notes, the Issuers, the Subsidiary Guarantors and the Trustee hereby agree as follows:

SECTION 1. Deletion of Certain Sections and Provisions.

(a) The Indenture is hereby amended to delete the following sections and clauses in their entirety and to insert in lieu of each such section the phrase “[Intentionally Omitted]”: Sections 4.03, 4.05, 4.06, 4.07, 4.09, 4.10, 4.11, 4.12, 4.13, 4.14, 4.15, 4.16, 4.17, 4.18, 4.19, 4.20, 4.21, 4.23, clause (iv) of the first paragraph of Section 5.01, Sections 6.01(c), (d), (e), (f), (g), (h), (i) and (j) and Article 10. Any and all references to the foregoing sections and clauses and any and all obligations thereunder related solely to such sections and clauses are hereby deleted throughout the Indenture, and such sections and references shall be of no further force or effect. All definitions in the Indenture which are used exclusively in the sections and clauses deleted pursuant to the immediately preceding sentence are hereby deleted.

SECTION 2. Effectiveness of Supplemental Indenture; Operativeness of Amendments.

(a) this Supplemental Indenture shall become effective when, and only when, all of the following conditions shall have been satisfied:

(1) duly executed counterparts hereof shall have been executed and delivered by the Issuers, the Subsidiary Guarantors and the Trustee;

(2) the Issuers shall have received the written consent of the holders of at least 66 2/3% in aggregate principal amount at maturity of the Notes at the time outstanding to effect the amendments with respect to the collateral and security provisions of the Indenture set forth herein; and

(3) the Issuers shall have received the written consent of the holders of not less than a majority in aggregate principal amount at maturity of the Notes at the time outstanding to effect all other amendments to the Indenture set forth herein.

(b) Notwithstanding the foregoing, the amendments to the Indenture set forth in this Supplemental Indenture shall become operative when, and only when, all of the following additional conditions shall have been satisfied:

(1) the Issuers shall have accepted the Notes validly tendered in connection with the written consents referred to in the immediately preceding clauses (a)(2) and (a)(3) as of the Settlement Date (as defined in the Solicitation Statement); and

(2) the Financing Condition (as defined in the Solicitation Statement) shall have been satisfied.

SECTION 3. Reference to and Effect on the Indenture.

(a) On and after the effective date of this Supplemental Indenture, each reference in the Indenture to “this Indenture,” “hereunder,” “hereof,” or “herein” shall mean and be a reference to the Indenture as supplemented by this Supplemental Indenture, unless the context otherwise requires. The Indenture, as supplemented by this Supplemental Indenture, shall be read, taken and construed as one and the same instrument.

(b) Except as specifically amended above, the Indenture shall remain in full force and effect and is hereby ratified and confirmed.

SECTION 4. Governing Law. This Supplemental Indenture shall be deemed to be a contract under the laws of the State of New York and for all purposes shall be construed in accordance with the laws of said state, except as may otherwise be required by mandatory provisions of law.

SECTION 5. Defined Terms. Unless otherwise indicated, capitalized terms used herein and not defined shall have the respective meanings given such terms in the Indenture.

SECTION 6. Trust Indenture Act Controls. No modification of any provisions of the Indenture effected by this Supplemental Indenture is intended to eliminate or limit any provision of the Indenture that is required to be included therein by the Trust Indenture Act of 1939, as amended, as in force as of the effectiveness of this Supplemental Indenture.

SECTION 7. Trustee Disclaimer; Trust. The recitals contained in this Supplemental Indenture shall be taken as the statements of the Issuers and the Trustee assumes no responsibility for their correctness. The Trustee makes no representations as to the validity or sufficiency of this Supplemental Indenture. The Trustee accepts the trust created by the Indenture, as supplemented by this Supplemental Indenture, and agrees to perform the same upon the terms and conditions of the Indenture, as supplemented hereby.

SECTION 8. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

SECTION 9. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

SECTION 10. Severability. In case any provision of this Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

[Signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed and attested, all as of the date first above written.

CONSOLIDATED CONTAINER COMPANY LLC

By:	Consolidated Container Holdings LLC, as its Sole Member and Manager

By:	/s/ Richard P. Sehring
Name: Richard P. Sehring
Title: Chief Financial Officer

CONSOLIDATED CONTAINER CAPITAL, INC.

By:	/s/ Richard P. Sehring
Name: Richard P. Sehring
Title: Chief Financial Officer

THE BANK OF NEW YORK, as Trustee

By:	/s/ Robert A. Massimillo
Name: Robert A. Massimillo
Title: Vice President